Exhibit 99.1

November 10, 2014

To:	STT Crossing Ltd.
c/o Singapore Technologies Telemedia Pte Ltd
1 Temasek Avenue #33-01 Millenia Tower
Singapore 039192
	Facsimile:	(65) 6720 7220
	Attention:	Ms Ho Koon Lian Irene

From:	Credit Suisse International
One Cabot Square
London E14 4QJ
England

Re:	Share Purchase Transactions

Dear Sirs and Mesdames,

This letter agreement (this “Master Confirmation”), dated as of November 10, 2014, sets forth certain terms and conditions of certain share purchase transactions (each, a “Transaction”) entered into from time to time between STT Crossing Ltd. (“Counterparty”) and Credit Suisse International (“CS”), represented by Credit Suisse AG, New York branch (“Agent”) as its agent.  This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction.  The additional terms and conditions of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” under the Agreement specified below.

1.                                      The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Master Confirmation.  Each Transaction shall be deemed to be a “Share Forward Transaction” for purposes of the Definitions.  This Master Confirmation and each Supplemental Confirmation evidence a complete and binding agreement between Counterparty and CS as to the terms and conditions of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of and are subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if CS and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and United States Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and CS as if (x) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (y) the “Threshold Amount” with respect to Counterparty were USD250 million and (z) the “Threshold Amount” with respect to CS were 3% of shareholders’ equity of CS).  If there is any inconsistency among the Agreement, this Master Confirmation, any Supplemental Confirmation and the Definitions, the following will prevail in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Definitions; and (iv) the Agreement.

2.                                      Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	CS

Issuer:	Level 3 Communications, Inc.

Shares:	The common stock, par value USD0.01, of Issuer (Exchange symbol: LVLT)

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Prepayment / Variable Obligation:	Not Applicable

Settlement Terms:

Physical Settlement:	Applicable. Section 9.2(a)(i) of the Definitions is hereby replaced in its entirety with the following language:

“(i) Buyer will pay to Seller an amount equal to the difference of (A) the Forward Price multiplied by the Number of Shares, minus (B) the sum of all Weekly Payment Amounts paid by Buyer to Seller on or before the Settlement Date, provided that if such difference is negative, then Seller will pay to Buyer an amount equal to the absolute value of such difference, together with all interest, if any, attributable to such difference, net of any applicable withholding or deduction of Taxes, as determined by the Calculation Agent; and Seller will deliver to Buyer the Number of Shares to be Delivered and will pay to Buyer the Fractional Share Amount, if any;”

With respect to any Shares delivered by CS under any Transaction, the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that would arise to the extent that Counterparty were, and as a result of Counterparty being, deemed to be an “affiliate” of Issuer (as such term is used in the Securities Act of 1933, as amended (the “Securities Act”)).

Weekly Payments:	Under each Transaction, Buyer shall pay to Seller on each Weekly Payment Date for such Transaction an amount in cash equal to the corresponding Weekly Payment Amount for such Transaction.

Weekly Payment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Weekly Payment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Number of Shares:	For each Transaction, the product of (x) the Number of Program Shares for such Transaction and (y) (A) 1 minus (B) the Downside Adjustment Factor for such Transaction.

Number of Program Shares:	For each Transaction, as set forth in the related Supplemental Confirmation; provided that the aggregate Number of Program Shares for all Transactions shall not exceed 12 million.

Downside Adjustment Factor:

For each Transaction, the quotient of (x) the total number of Excluded Days in the relevant Calculation Period divided by (y) the total number of Exchange Business Days in the relevant Calculation Period.

Calculation Period:

For each Transaction, the period commencing on and including the first Scheduled Trading Day immediately following the Trade Date for such Transaction and ending on and including the Termination Date for such Transaction.

Settlement Date:	For each Transaction, the date one Settlement Cycle immediately following the Termination Date for such Transaction or other mutually agreeable date.

Termination Date:

For each Transaction, the earlier of (x) the Scheduled Termination Date for such Transaction and (y) any Exchange Business Day prior to such Scheduled Termination Date designated by CS in its sole discretion by notice to Counterparty prior to 11:59 p.m. (New York City time) on such Exchange Business Day.

Not later than 5:00 p.m. (New York City time) on the Exchange Business Day immediately succeeding the Termination Date for such Transaction, CS shall notify Counterparty of the Forward Price for such Transaction and the Number of Shares to be Delivered for such Transaction.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Date:

Each Exchange Business Day that is not a Disrupted Day in full during the relevant Calculation Period; provided that if the Daily VWAP for such Exchange Business Day equals or exceeds the relevant Threshold Price (each such Exchange Business Day, an “Excluded Day”), such Exchange Business Day shall not be a Valuation Date.

Threshold Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Number of Shares to be Delivered:	Number of Shares

Forward Price:

For each Transaction, the product of (x) the arithmetic average of the Daily VWAPs for the Valuation Dates in the Calculation Period for such Transaction, subject to “Valuation Disruption” below, and (y) (A) 1 minus (B) the Forward Price Adjustment Factor for such Transaction.

Daily VWAP:

On any Exchange Business Day, the volume-weighted average price per Share on such day as published on Bloomberg Page “LVLT <Equity> AQR” or any successor page thereto, or if such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as determined by the Calculation Agent.

Forward Price Adjustment Factor:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:

If a Disrupted Day occurs during the relevant Calculation Period, CS may, by written notice to Counterparty, postpone the relevant Scheduled Termination Date by up to one Scheduled Trading Day for each such Disrupted Day. The Calculation Agent shall also determine whether any such Disrupted Day (i) is a Disrupted Day in full, in which case the Daily VWAP for such Disrupted Day shall not be included for purposes of determining the relevant Forward Price, or (ii) is a Disrupted Day only in part, in which case the Daily VWAP for such Disrupted Day shall be determined by the Calculation Agent using a volume-weighted method based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the relevant Forward Price shall be determined by the Calculation Agent by appropriately weighting the Daily VWAP for such partially Disrupted Day.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the relevant Calculation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent shall deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day.

Market Disruption Events:

Section 6.3(a) of the Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that CS or its affiliates (collectively, “Credit Suisse”), in its discretion, determines, based on the advice of nationally recognized outside counsel, makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, applied generally by Credit Suisse in the relevant business on a non-discriminatory basis, for Credit Suisse to refrain from or decrease any market activity in connection with the relevant Transaction.

Share Adjustments:

Method of Adjustment:

Calculation Agent Adjustment. For the avoidance of doubt, the Calculation Agent shall determine any adjustment by reference to a commercially reasonable hedge position that would be maintained by a hypothetical broker-dealer similarly situated to CS in respect of a transaction between such broker-dealer and Counterparty with the same terms as the relevant Transaction and shall take into account any applicable withholding or deduction of Taxes.

Notwithstanding anything to the contrary in this Master Confirmation, the Agreement or the Definitions, in lieu of an adjustment to the terms of the relevant Transaction on account of any dividends or distributions paid by Issuer on the Shares, CS shall pay to Counterparty (i) the amount of such dividends or distributions CS receives on the Shares, if any, CS is then holding as its hedge for such Transaction and (ii) any equivalent amounts CS receives in connection with any derivative securities CS is then holding as its hedge for such Transaction, in each case net of any applicable withholding or deduction of Taxes.  CS shall pay such amounts to Counterparty on the third Currency Business Day following such receipt.

Extraordinary Dividend:

Any dividend or distribution on the Shares (other than any dividend or distribution referred to under “Method of Adjustment” above and other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Definitions).

Extraordinary Events:

New Shares:

In the definition of New Shares in Section 12.1(i) of the Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that for purposes of Section 12.3(d) of the Definitions, references in the definition of “Tender Offer” in the Definitions to “10%” shall be replaced with “25%”.

Consequences of Tender Offer:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Not Applicable

(d) Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable events, CS

Determining Party:	For all applicable events, CS

Calculation Agent:

CS, whose determinations, adjustments and calculations in its capacity as Calculation Agent, as well as any determinations, adjustments or calculations by CS in its capacity as Determining Party, pursuant to this Master Confirmation, the Agreement and the Definitions shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which CS is the Defaulting Party, Counterparty shall have the right to designate an independent equity derivatives dealer to replace CS as Calculation Agent, the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent and CS shall bear any reasonable costs incurred by Counterparty in connection with such replacement. In the event the Calculation Agent or Determining Party makes any calculation, adjustment or determination pursuant to this Master Confirmation, the Agreement or the Definitions, upon reasonable request by Counterparty, the Calculation Agent or Determining Party (as the case may be) shall promptly provide an explanation in reasonable detail of the basis for any such determination, adjustment or calculation (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s or Determining Party’s (as the case may be) proprietary or confidential models or any other proprietary or confidential information).

The Calculation Agent shall use commercially reasonable efforts to make any adjustment required or, to the extent it makes any such adjustment, permitted to be made to the terms of the relevant Transaction as promptly as reasonably practicable following the occurrence of the event giving rise to any such adjustment, and the Calculation Agent shall use commercially reasonable efforts to notify Counterparty of the event giving rise to such adjustment, the terms being adjusted and, for each term so adjusted, such term, in each case, as promptly as reasonably practicable after giving effect to such adjustment.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.             Additional Provisions Relating to Transactions in the Shares.

(a)                                 Counterparty acknowledges and agrees that CS may, during the period from and including the Trade Date for any Transaction to and including the Termination Date for such Transaction (the “Relevant Period” for such Transaction), purchase or sell Shares or enter into other hedging transactions in connection with such Transaction, but that CS is under no obligation to do so.  Any such purchases, sales or other transactions will be conducted independently of Counterparty.  The timing of any such purchases, sales or other transactions by CS, the number of Shares purchased or sold or volume or terms of other transactions effected by CS on any day, the price paid or received per Share pursuant to such purchases, sales or other transactions and the manner in which such purchases or sales are made or such other transactions are executed, including without limitation whether such purchases, sales or other transactions are made on any securities exchange or privately, shall be within the absolute discretion of CS.  CS shall make any purchases and sales in connection with any Transaction in a manner that it believes in good faith to be in accordance with applicable law.  Any losses or gains resulting from such activity will be for CS’s own account.

(b)                                 During the Relevant Period for any Transaction, without the prior written consent of CS, Counterparty and its Affiliates shall not, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument with a hedging, averaging, valuation or similar relevant period that overlaps with such Relevant Period) purchase or sell, offer to purchase or sell, place any bid or limit order that would effect a purchase or sale of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares, except as provided in a Supplemental Confirmation.  For the purposes of this Master Confirmation, the Affiliates of Counterparty shall mean Singapore Technologies Telemedia Pte Ltd and its subsidiaries only.

4.                                      Additional Representations, Warranties and Agreements.

(a)                                 In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere in this Master Confirmation, Counterparty represents and warrants to and for the benefit of, and agrees with, CS as follows:

(i)                                     As of the Trade Date for each Transaction, Counterparty is not aware of any material nonpublic information regarding Issuer or the Shares.

(ii)                                  Counterparty is not entering into any Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii)                               Counterparty is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(iv)                              Counterparty is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”), and is a “qualified investor” as that term is defined in the Exchange Act.

(b)                                 CS represents and warrants to Counterparty that:

(i)                                     It is an “eligible contract participant” as defined in Section 1a(18) of the CEA, and is a “qualified investor” as that term is defined in the Exchange Act.

(ii)                                  It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the U.S. Treasury Regulations) for United States federal income tax purposes.

(c)                                  Counterparty acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof.  Accordingly, Counterparty represents and warrants to CS that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into each Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of any Transaction has not been and will not be registered under the Securities Act and is restricted under the Agreement, the Securities Act and state securities laws.

(d)                                 Counterparty acknowledges that CS has informed Counterparty that CS is a “financial institution” and a “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge that (A) it is the intent of the parties that each Transaction is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery thereunder or in connection therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (B) CS is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e)                                  It is the intent of the parties that each Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the parties agree that each Transaction shall be interpreted to comply with the requirements of such Rule.  Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether CS effects any purchases of Shares or enters into any other hedging transactions in connection with any Transaction, (B) during the Relevant Period for any Transaction, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any material nonpublic information regarding Issuer or the Shares to any employee of CS or its Affiliates that Counterparty reasonably believes to be responsible for trading the Shares or executing other hedging transactions in connection with the transactions contemplated hereby, (C) Counterparty is entering into each Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not “alter or deviate” from any Transaction in a manner that would cause purchases thereunder not to be “pursuant to a contract, instruction or plan” (within the meaning of Rule 10b5-1(c)(1)(i)(C)) or enter into or alter a “corresponding or hedging transaction” (within the meaning of Rule 10b5-1(c)(1)(i)(C)) with respect to the Shares.  Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of any Transaction must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material nonpublic information regarding Issuer or the Shares.

5.                                      Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a)                                 During the Relevant Period for any Transaction, CS and its Affiliates may buy or sell Shares or buy or sell other securities, options or futures contracts or enter into swaps or other derivative securities, in each case in connection with such Transaction;

(b)                                 CS and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to any Transaction;

(c)                                  CS shall make its own determination as to whether, when or in what manner any hedging or market activities in Shares shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and/or the Daily VWAP for any Transaction; and

(d)                                 Any market activities of CS and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and/or the Daily VWAP for any Transaction, each in a manner that may be adverse to Counterparty.

6.             Staggered Settlement.  CS may, by notice to Counterparty on or prior to any Settlement Date, elect to deliver any Shares deliverable on such Settlement Date on two or more dates occurring on or prior to such Settlement Date or at two or more times on such Settlement Date.

7.             Transfer.  Notwithstanding anything to the contrary in the Agreement, CS may assign or transfer its rights or obligations under any Transaction, in whole or in part, to Credit Suisse Capital LLC; provided that, under applicable law as in effect on the date of such transfer or assignment, (i) Counterparty will not be required to pay to the transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement as a result of such transfer or assignment; and (ii) Counterparty will not receive a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement following such transfer or assignment.

8.                                      Account Details.

Payments to CS:                                                                                    To be advised

Deliveries of Shares to Counterparty:                                             DTC 2665, Wells Fargo Shareowner Services for account of STT Crossing Ltd, Account number 3400078358, Tax ID 25068950

9.                                      Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 Each party hereby submits to the non-exclusive jurisdiction of the Courts of the State of New York or the U.S. federal courts in each case located in the Borough of Manhattan in New York City.  Counterparty shall appoint an agent for service of process in New York, New York as soon as reasonably practicable following the date of this Master Confirmation and shall promptly notify CS of the name and address of such agent for service of process.

(b)                                 CS and Counterparty hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to the Agreement, this Master Confirmation, any Supplemental Confirmation or any Transaction contemplated hereby.

10.          Tax Disclosure.  Notwithstanding any provision in this Master Confirmation, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of each Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

11.          FATCA and Tax Forms.

(a)                                 “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (A) any tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) and (B) any tax imposed or collected pursuant to Section 871(m) of the Code or any current or future regulations or official interpretation thereof (a “Section 871(m) Withholding Tax”).  For the avoidance of doubt, each of a FATCA Withholding Tax and a Section 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement.  Counterparty acknowledges and agrees that CS may, at its discretion, treat any Transaction as a “specified notional contract” under Section 871(m) of the Code.

(b)                                 CS shall provide Counterparty a correct, complete and executed United States Internal Revenue Service Form W-8BEN-E (or any successor thereto) (i) upon the execution of each Supplemental Confirmation; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any Form W-8BEN-E (or any successor thereto) previously provided by CS has become obsolete or incorrect.

(c)                                  Counterparty represents that (i) it is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the U.S. Treasury Regulations) for United States federal income tax purposes, and (ii) no payment received or to be received by it in connection with any Transaction is effectively connected with the conduct of a trade or business within the United States (as determined for United States federal income tax purposes).  In addition, Counterparty shall provide CS a correct, complete and executed United States Internal Revenue Service Form W-8BEN-E (or any successor thereto) (i) upon the execution of each Supplemental Confirmation; (ii) promptly upon reasonable demand by CS; and (iii) promptly upon learning that any Form W-8BEN-E (or any successor thereto) previously provided by Counterparty has become obsolete or incorrect.

12.          CS and Its Agent.  Credit Suisse AG, New York branch, in its capacity as Agent will be responsible for (A) effecting each Transaction, (B) issuing all required confirmations and statements to CS and Counterparty, (C) maintaining books and records relating to each Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with each Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(a)                                 Agent is acting in connection with each Transaction solely in its capacity as Agent for CS and Counterparty pursuant to instructions from CS and Counterparty.  Agent shall have no responsibility or personal liability to CS or Counterparty arising from any failure by CS or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by CS or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral.  Each of CS and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of any Transaction.  Agent shall otherwise have no liability in respect of any Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(b)                                 Any and all notices, demands, or communications of any kind relating to each Transaction between CS and Counterparty shall be transmitted exclusively through Agent at the following address:

Credit Suisse AG, New York branch
Eleven Madison Avenue
New York, NY 10010-3629

For payments and deliveries:
Facsimile No.: (212) 325 8175
Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications:
Facsimile No.: (212) 325 8173
Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(c)                                  The date and time of each Transaction will be furnished by the Agent to CS and Counterparty upon written request.

(d)                                 The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with each Transaction.

(e)                                  CS and Counterparty each represents and agrees (A) that no Transaction is unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into each Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(f)                                   CS is regulated by The Securities and Futures Authority and has entered into each Transaction as principal. The time at which each Transaction was executed will be notified to Counterparty (through the Agent) on request.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Master Confirmation.

Yours faithfully,

Credit Suisse International is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority and has entered into this agreement as principal.

Credit Suisse International

By:	/s/ Emilie Blay
Name:	Emilie Blay
Title:	Authorized Signatory

By:	/s/ Louis J. Impellizeri
Name:	Louis J. Impellizeri
Title:	Authorized Signatory

Credit Suisse AG, New York branch,
as Agent

By:	/s/ Emilie Blay
Name:	Emilie Blay
Title:	Vice President

By:	/s/ Louis J. Impellizeri
Name:	Louis J. Impellizeri
Title:	Director

Confirmed as of the date first written above:

STT Crossing Ltd.

By:	/s/ Ho Koon Lian Irene
Name:	Ho Koon Lian Irene
Title:	Director

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

[            ]

To:                                                                             STT Crossing Ltd.

c/o Singapore Technologies Telemedia Pte Ltd

1 Temasek Avenue #33-01 Millenia Tower

Singapore 039192

Facsimile:              (65) 6720 7220

Attention:              Ms Ho Koon Lian Irene

From:                                                               Credit Suisse International

One Cabot Square

London E14 4QJ

England

Re:                                                                             Share Purchase Transaction

Dear Sirs and Mesdames,

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between STT Crossing Ltd. (“Counterparty”) and Credit Suisse International (“CS”), represented by Credit Suisse AG, New York branch (“Agent”) as its agent, on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between Counterparty and CS as of the relevant Trade Date for the Transaction referenced below.

1.             This Supplemental Confirmation supplements, forms a part of, and is subject to the Master Confirmation dated as of November 10, 2014 between Counterparty and CS, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.             The terms and conditions of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Weekly Payment Date:	[ ]

Weekly Payment Amount:	[ ]

Number of Program Shares:	[ ]

Scheduled Termination Date:	[ ]

Threshold Price:	[ ]

Forward Price Adjustment Factor:	[ ]

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Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Supplemental Confirmation.

Yours faithfully,

Credit Suisse International is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority and has entered into this agreement as principal.

Credit Suisse International

By:
Name:
Title:

By:
Name:
Title:

Credit Suisse AG, New York branch,
as Agent

By:
Name:
Title:

By:
Name:
Title:

Confirmed as of the date first written above:

STT Crossing Ltd.

By:
Name:
Title:

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